Exhibit 3.225

Certificate of the Incorporation of a Company No. of Company: 107363 IT IS HEREBY CERTIFIED that Rowan N-Class (Gibraltar) Limited is this day incorporated under the Companies Act and that the company is limited. Given at Gibraltar, this 15th day of February Two Thousand and Twelve. behalf of the r of Companies